EXHIBIT 99.1

CASMED Reports Preliminary Net Sales for the 2016 Fourth Quarter and Full Year

FORE-SIGHT Cerebral Oximetry Sales up 17% for the Full Year

BRANFORD, Conn., Jan. 10, 2017 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, reports preliminary unaudited top-line results for the three and 12 months ended December 31, 2016.

The Company expects net sales from continuing operations for the fourth quarter of 2016 of approximately $5.5 million, compared with $5.3 million for the fourth quarter of 2015.  Net sales from continuing operations for the full-year 2016 are expected to be approximately $22.2 million, up 14% from $19.5 million for 2015.

Expected FORE-SIGHT® highlights for the fourth-quarter and full-year 2016 compared with their respective prior year periods include the following:

  FORE-SIGHT cerebral oximetry sensor sales increased 15% in the fourth quarter to approximately $4.0 million driven by a 16% increase in U.S. FORE-SIGHT sensor sales.
  A record 82 FORE-SIGHT cerebral oximeters were shipped in the fourth quarter to new and existing customers in the U.S.  Net of returns, 45 monitors were shipped in the U.S., bringing the installed base of U.S. monitors to 1,120 units as of December 31, 2016, up from 914 monitors as of December 31, 2015.
  Net 43 monitors were shipped to international customers in the fourth quarter.
  FORE-SIGHT sales increased 17% to approximately $18.0 million for 2016.
  FORE-SIGHT sensor sales for 2016 increased 22% to approximately $15.9 million.
  Non-invasive blood pressure product and service sales improved 3% to approximately $4.2 million for 2016.

“We are pleased with continuing growth throughout 2016 in our recurring disposable FORE-SIGHT sensor sales, resulting in a 22% increase in sensor sales for the year,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “While overall monitor sales were lower than the prior-year fourth quarter, we placed a record 82 monitors before returns in the domestic market, supporting our belief that our upgraded and expanded U.S. direct sales  force is beginning to gain traction. I’m pleased to report that our newer reps are becoming productive at a much faster pace than we have historically achieved.

“As expected, we had 37 monitors returned in the fourth quarter from a former customer and from internal efforts to retrieve unproductive monitors in the field, resulting in a net 45 monitors shipped domestically and growth of 23% in the domestic installed base over the prior year-end.

“Our expectations for 2017 include a 20% increase in disposable FORE-SIGHT sensor sales and a 20% increase in the U.S. monitor installed base, coming from gains in market share and from market expansion for cerebral oximetry monitoring.  We expect growth to accelerate in the second half of 2017, driven by the expansion and maturation of our U.S. salesforce.  We expect total FORE-SIGHT sales growth for 2017 in the mid-teens.”

CASMED expects to report financial results for the fourth quarter of 2016 and hold an investment-community conference call in early March 2017.

About CASMED® – Monitoring What's Vital

CASMED products are designed to provide unique non-invasive monitoring solutions that are vital to patient care. The Company's FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygen in the brain and empower them to improve patient care.  In addition to FORE-SIGHT oximeters and accessories, the Company also provides proprietary non-invasive blood pressure monitoring solutions for OEM use. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2015, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will," and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com